SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Rule 13d - 102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PUSUANT TO
             RULES 13d-1(b) (c), AND (d) AND AMNEDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)1


                            EFFICIENT NETWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    282056100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 15, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]       Rule 13d-1(b)
[X]       Rule 13d-1(c)
[_]       Rule 13d-1(d)


______________________________
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Exhibit Index is at Page 6.

----------------------- ---------------------------------- ---------------------
CUSIP No. 282056100                   13G                      Page 2 of 6 Pages
          ----------                                                --   --
-----------------------                                    ---------------------

----------------------- --------------------------------------------------------
                        NAME OF REPORTING PERSONS
          1.            I.R.S. IDENTIFICATION NO.OF ABOVE PERSON (ENTITIES ONLY)

                        Siemens Aktiengesellschaft

----------------------- --------------------------------------------------------
                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
          2.
                        (a)  |_|

                        (b)  |_|

----------------------- --------------------------------------------------------
                        SEC USE ONLY
          3.

----------------------- --------------------------------------------------------
                        CITIZENSHIP OR PLACE OF ORGANIZATION
          4.
                        Federal Republic of Germany

----------------------- ------------------- ------------------------------------
                                            SOLE VOTING POWER
                                5.
                                            3,716,800

                        ------------------- ------------------------------------
      NUMBER OF                             SHARED VOTING POWER
        SHARES                  6.
     BENEFICIALLY                           0
       OWNED BY
                        ------------------- ------------------------------------
         EACH                               SOLE DISPOSITIVE POWER
      REPORTING                 7.
        PERSON                              3,716,800
         WITH
                        ------------------- ------------------------------------
                                            SHARED DISPOSITIVE POWER
                                8.
                                            0

----------------------- --------------------------------------------------------
                        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9.
                        3,716,800

----------------------- --------------------------------------------------------
                        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         10.                                                                 |_|

----------------------- --------------------------------------------------------
                        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.
                        10.0%

----------------------- --------------------------------------------------------
                        TYPE OF REPORTING PERSON *
         12.
                        CO

----------------------- --------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.(a).  NAME OF ISSUER:

         Efficient Networks, Inc.

ITEM 1.(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         4201 Spring Valley Road
         Suite 1200
         Dallas, TX  75244

ITEM 2.(a).  NAME OF PERSON FILING:

                  This   Statement   is  filed  by  Siemens   Aktiengesellschaft
("Siemens AG"), a public corporation organized under the laws of the Federal Republic of Germany.

ITEM 2.(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The  principal   business   address  of  Siemens  AG  is  located  at
Wittelsbacherplatz 2, D-80333, Munich, Germany.

ITEM 2.(c).  CITIZENSHIP:

                  Not applicable.

ITEM 2.(d).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.001 per share.

ITEM 2.(e).  CUSIP NUMBER:

                  282056100

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE  13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS A:

(a)      |_|      Broker or dealer registered under Section 15 of the Exchange
                  Act.
(b)      |_|      Bank as defined in Section 3 (a) (6) of the Exchange Act.
(c)      |_|      Insurance company as defined in Section 3 (a) (19) of the
                  Exchange Act.
(d)      |_|      Investment company registered under Section 8 of the
                  Investment Company Act.
(e)      |_|      An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);
(f)      |_|      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
(g)      |_|      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);
(h)      |_|      A savings  association  as defined in Section 3 (b) of the
                  Federal Deposit Insurance Act;
(i)      |_|      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;
(j)      |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

ITEM 4.    OWNERSHIP.

     (a)  AMOUNT BENEFICIALLY OWNED:

                  3,716,800 Shares of Common Stock.

     (b)  PERCENT OF CLASS:

                  10.0%.

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   Sole power to vote or to direct the vote: 3,716,800
          (ii)  Shared power to vote or to direct the vote:  0
          (iii) Sole power to dispose or to direct the disposition of: 3,716,800
          (iv)  Shared power to dispose or to direct the disposition of:  0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                  Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.  CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 27, 2000


                                            SIEMENS AKTIENGESELLSCHAFT



                                      By: /s/  Anthony T. Maher
                                          ______________________________________
                                              Name:  Anthony T. Maher
                                              Title: Director, Information and
                                                     Communications Networks
                                                     Group


                                      By: /s/ Hans-Walter Bernsau
                                          _____________________________________
                                              Name:  Hans-Walter Bernsau
                                              Title: Director, Information and
                                                     Communications Networks
                                                     Group

                                  EXHIBIT INDEX


None.